Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL ANNOUNCES MANAGEMENT TRANSITIONS

-- Jack Gressier named AXIS Capital Chief Operating Officer --

-- Dennis Reding to retire as Chief Operating Officer, appointed Senior Advisor --

-- Peter Wilson Named Chief Executive Officer of AXIS Insurance --

Pembroke, Bermuda, March 25, 2014 – AXIS Capital Holdings Limited (“AXIS Capital” or “the Company”) (NYSE: AXS) announced today that John (“Jack”) Gressier, currently the Chief Executive Officer of AXIS Insurance, will become Axis Capital’s new Chief Operating Officer effective April 1, 2014. Mr. Gressier will assume the responsibilities of retiring Chief Operating Officer Dennis Reding.

In his new role, Mr. Gressier will oversee the Company’s global insurance operations, including broker relationships and distribution management, reinsurance purchasing and corporate risk protection activities. In addition, he will also have responsibility for the Company’s growing Accident & Health business, which provides accident, specialty health and travel-related insurance and reinsurance solutions on a worldwide basis. Mr. Gressier will continue to be based in London and report to Albert Benchimol, President and Chief Executive Officer of AXIS Capital.

Mr. Reding, who has served as AXIS Capital’s Chief Operating Officer since 2007, has been named Senior Advisor to the Company and will continue as a member of AXIS Capital’s Executive Committee.

Peter Wilson, currently President of U.S. Insurance at AXIS Insurance, will succeed Mr. Gressier as Chief Executive Officer of AXIS Insurance, with overall responsibility for the general management and business results of AXIS Capital’s global property and casualty insurance operations. Mr. Wilson will continue to be based in New York and will report to Mr. Gressier.

Commenting on the appointments, Albert Benchimol, President and CEO of AXIS Capital, remarked, “Having worked closely with Jack for several years, I have developed tremendous confidence in his management prowess, leadership skills and underwriting expertise. His contributions as an architect of our international insurance platform have been invaluable to the growth and success of our organization. He is exceptionally well-suited to assume this critical role at AXIS Capital and take on responsibility for some of our most important strategic initiatives.”

Mr. Benchimol continued, “I am also very happy to announce Peter’s new role, and have every confidence in his ability to lead our insurance team globally in continued profitable growth. We are fortunate to have such a deep bench of talented executives such as Jack and Peter, who have the insurance expertise and track record of success that enables them to step into these roles and ensure the continued high performance.”

Commenting on Mr. Reding’s new role upon his retirement as COO, Mr. Benchimol stated, “Dennis Reding’s contributions during his tenure at AXIS Capital cannot be overstated. He established our Company’s U.S. operations and has been an integral part of our growth since he joined AXIS in 2002. We are fortunate for the time he served as our Chief Operating Officer, and more fortunate that we will have his continued presence at AXIS Capital as a Senior Advisor and member of our Executive Committee. I look forward to his ongoing counsel and support.”

John "Jack" W. Gressier Background:
John "Jack" W. Gressier is currently Chief Executive Officer of AXIS Insurance. Mr. Gressier has retained management responsibility for AXIS Capital’s international insurance operations since early 2002, shortly after the Company’s founding, and all insurance operations since 2007. Mr. Gressier has over 27 years of experience in the insurance industry. Prior to joining AXIS Capital, he served as an underwriter at Charman Underwriting Agencies from 1989 until 1998, when ACE Limited acquired that entity. At ACE, Mr. Gressier served as Deputy Underwriter of Syndicates

488/2488, Director of ACE Global Markets Underwriting Limited, Director of Marine and Specialty Lines for Syndicate 2488 and a member of ACE Global Markets Executive Underwriting Committee. In February 2001, Mr. Gressier was appointed Joint Active Underwriter of Syndicate 2488 and director of the ACE Agency Board, where he served until joining AXIS in 2002.

Peter Wilson Background:
Peter Wilson joined AXIS Capital in May 2013 as President of U.S. Insurance. Prior to this, he served as President and Chief Operating Officer for CNA Specialty, a unit of CNA Financial Corporation, which is focused on professional and management liability, healthcare, surety and other specialized insurance products and services. During his more than 20 years with CNA Financial Corporation, Mr. Wilson served in a number of leadership positions and had management responsibility for a diverse group of business units operating both in the U.S. and internationally. At the time of his departure from CNA, the Specialty Lines operation produced annual net premiums of $3 Billion. Prior to CNA, he served as an Executive Vice President at AIG, where he managed AIG’s commercial public D&O business in the U.S.

Dennis B. Reding Background:
Dennis B. Reding has served as Chief Operating Officer of AXIS Capital since January 2007. Prior to this appointment, Mr. Reding served as Chairman of AXIS Insurance since January 2005 and, from January 2003 until December 2004, he served as Chief Executive Officer of AXIS U.S. Insurance. Mr. Reding has 44 years of industry experience. Mr. Reding was President and Chief Executive Officer of Westchester Specialty Group from 1992 to 1998. He then served as President and Chief Executive Officer of ACE USA, Inc. from 1998 to 2001 and President of ACE INA Holdings, Inc. from 2001 to 2002. Mr. Reding was Chairman and Chief Executive Officer of Combined Specialty Group, Inc., an Aon subsidiary, in 2002.

About AXIS Capital
AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with total shareholders’ equity attributable to AXIS Capital at December 31, 2013 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable)

by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

###